                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 22nd day of September, 1999, by and among Howell Drilling, Inc., a Texas corporation (hereinafter called "Seller") and South Texas Drilling & Exploration, Inc., a Texas corporation (hereinafter called "Purchaser").

                                   WITNESSETH:

         WHEREAS Seller owns two drilling rigs (designated as Rig 1 and Rig 2) and is engaged in the land contract drilling business (the "Drilling Business"); and

         WHEREAS, Purchaser is desirous of purchasing from the Seller the assets of Seller used in Seller's Drilling Business, including Rig 1 and Rig 2.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1. Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Seller shall sell, transfer and assign to Purchaser and Purchaser shall purchase and acquire from Seller on the Closing Date (as hereinafter defined), all of Seller's right, title, interest and benefit in and to the assets, properties, and rights used in connection with the operation of Seller's Drilling Business which are described below (the "Assets"), free and clear and expressly excluding all debts, liabilities, obligations, taxes, liens and encumbrances of any kind, character or description:

                  (a) All of the Seller's drilling rigs and related equipment (the "Drilling Equipment") (the Drilling Equipment described on Schedule l(a) are designated appropriately as either Rig 1 Assets or Rig 2 Assets, as the case may be), inventory and supplies of Seller (the "Inventory"), Seller's equipment ordinarily kept in its yard in Halletsville, Texas ("Yard Equipment"), Seller's vehicles relating to the Drilling Business ("Vehicles"), and the separator which is currently leased by Seller but which will be purchased by Seller prior to the Closing (as hereinafter defined), all of which are described on Schedule l(a);

                  (b) Seller's office equipment related to the Drilling Business, and all support, maintenance, warranty, and similar agreements relating to such personal property (the "Office Equipment") described on Schedule 1 (b);

                  (c) Only those contracts, agreements and commitments of Seller under which Seller has agreed or hereafter agrees (as set forth in Section 8(c) below) to perform land contract drilling for any third party which are set forth on Schedule l(c) and which have not been performed, in whole or in part, as of the Closing (the "Drilling Contracts"), all of which shall be expressly assumed by Purchaser by written instrument at the Closing. In the event (i) of any adverse change with respect to any Drilling Contract which occurs at any time before Closing or (ii) any Drilling Contract entered into after the date hereof and added to Schedule 1(c) pursuant to Section 8(e) shall contain terms and conditions, taken as a whole, that are not as favorable in any material respect as those contained in the other

         Drilling Contracts listed in Schedule 1(c) as reasonably determined by Purchaser, then Purchaser shall have the right to terminate this Agreement by giving written notice to such effect to Seller. Notwithstanding the foregoing provisions of this Section 1(c), if Seller commences performance under any such Drilling Contract prior to the Closing, such Drilling Contract shall be deemed to have been deleted from Schedule 1(c), shall not be assigned to or assumed by Purchaser and shall be performed by Sellers, for its own account, pursuant to the Lease Agreement (as hereinafter defined);

                  (d) Those contracts, agreements and commitments of Seller set forth on Schedule 1(d) (the "Ancillary Agreements"), all of which shall be expressly assumed by Purchaser by written instrument at Closing;

                  (e) Seller's business records which relate to the Drilling Business as conducted by Seller during the past four years, including but not limited to personnel records, manuals, drilling files, well files, insurance files, bit record files, customer lists, drilling reports, maintenance records and supplier lists (collectively, "Business Records"); provided, however, Seller shall have the right to reasonable access to, and to copy, such records for a period of four years following the Closing Date; and, provided further, however, that such business records shall not include records, reports or other information relating to Seller's drilling activities in the Halletsville Field.

                  (f) All personal property acquired after the date of this Agreement but prior to Closing by Seller relating to the Drilling Business, all of which shall be included in the appropriate Schedules at the time of acquisition.

         The term "Assets" does not include, and Seller is not selling to Purchaser, any cash or cash equivalents, deposits, accounts receivable, trademarks, service marks or tradenames of Seller, any interests of Seller in oil and gas properties or any other property or assets of Seller not described above.

         2. Assumption of Liabilities. Except for (i) the obligations and liabilities arising after Closing under the Drilling Contracts and the Ancillary Agreements and (ii) property taxes relating to the Assets after taking into account appropriate prorations thereof as provided in Section 11 (a) hereof, (collectively, the "Assumed Liabilities"), Purchaser does not and shall not assume or be responsible for any obligation or liability of Seller whatsoever.

         3. Consideration.

                  (a) Based on the representations, warranties and agreements contained herein and subject to the terms and conditions set forth herein, Purchaser shall purchase, and Seller agrees to sell, assign, transfer and vest in Purchaser, the Assets for a total cash consideration of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Purchase Price").

                  (b) As additional consideration for the Assets, at the Closing Purchaser and Seller shall execute and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit "A" under the terms of which Purchaser shall assume the Assumed Liabilities.

                  (c) The Purchase Price paid by Purchaser for the Assets shall be allocated to the Assets shall be allocated to the Assets on the basis of the relative values set forth in the appraisal dated August 16, 1999, conducted by M. E. L. Valuations, Inc. The parties agree that such allocation shall be reported on Internal Revenue Service Form 8594.

         4. Closing. In the event that Purchaser and Seller satisfy those conditions set forth in this Agreement, or the conditions unsatisfied are waived in writing, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 A.M., local time on or before September 30, 1999, or such other date as the parties mutually agree, and the parties shall endeavor to effect the Closing on a date when both Rig 1 and Rig 2 will have completed drilling operations and have not yet started new drilling operations. The time and date of the Closing shall be referred to herein as the "Closing Date." The Closing shall take place at the offices of Matthews & Branscomb, P.C., 106 S. St. Mary's Street, San Antonio, Texas, or such other time and place as the parties mutually agree. In the event that either Rig 1 or Rig 2 (including drill pipe and collars) is in use at the time of Closing, notwithstanding the parties' efforts to schedule the Closing at a time when both the Rig 1 Assets and Rig 2 Assets are not in use, Seller shall lease either the Rig 1 Assets or Rig 2 Assets (including drill pipe and collars), as the case may be, to complete for its own account the drilling operations which are in progress at the time of Closing, pursuant to the terms of the Lease Agreement attached as Exhibit "B" to this Agreement (the "Lease Agreement"). The appropriate Rig Assets (including drill pipe and collars) shall be designated on Exhibit A to the Lease Agreement and the drilling contract which the Seller is performing at such time shall be appropriately referenced on Exhibit B to the Lease Agreement.

                  (a) Seller's Obligations at Closing. At the Closing, Seller agrees to deliver to Purchaser the following:

                  (i) To the Purchaser, executed bills of sale, assignments, certificates of title for motor vehicles, and such other instruments satisfactory in form and substance to Purchaser pursuant to which Seller shall convey the Assets to Purchaser;

                  (ii) To the Purchaser, certificates as to the existence and good standing of Seller (as of the date not earlier than ten days prior to the Closing) in the State of Texas;

                  (iii) To the Purchaser, resolutions evidencing the authorization of the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, certified by the Secretary of Seller;

                  (iv) To the Purchaser, a certificate dated as of the Closing Date and signed by the President of Seller to the effect that the representations and warranties of Seller set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

                  (v) To the Purchaser, a certificate of No Tax Due issued by the Comptroller of the State of Texas indicating that no sales tax, motor vehicle tax, employment tax, or other tax is due and owing to the State of Texas;

                  (vi) To the Purchaser, a certified search of the UCC records of the Secretary of State of the State of Texas and the applicable counties where Seller resides, showing that the Assets are free and clear of any liens or encumbrances, or executed UCC-3 termination statements releasing any security interest are reflected in such search;

                  (vii) To the Purchaser, such additional certificates, proceedings, instruments and other documents as Purchaser may reasonably request to evidence compliance by Seller with this Agreement and applicable legal requirements and the performance and satisfaction by Seller, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Seller;

                  (viii) To the Purchaser, the Assignment and Assumption Agreement in the form attached as Exhibit "A" executed by Seller and Purchaser under which the Seller assigns all of its rights under the Drilling Contracts and the Ancillary Agreements;

                  (ix) If, at the time of Closing, the Assets designated as Rig 1 Assets on Schedule l(a) or the Assets designated as Rig 2 Assets on Schedule 1(a) are being operated by Seller, the Seller shall deliver the Lease Agreement attached hereto as Exhibit B executed by the Purchaser and the Seller, with respect to either the Rig 1 Assets or Rig 2 Assets, whichever are in use at the time of the Closing; and

                  (x) To the Purchaser, to the extent that any Ancillary Agreement or any contract or commitment is not freely assignable by the Seller, and if the Seller shall have obtained the same through its reasonable best efforts, the Seller shall provide written consents by the parties to such agreements, authorizing the assignment by the Seller to the Purchaser.

                  (b) Purchaser's Obligations at Closing. At the Closing, Purchaser agrees to deliver to Seller, the following:

                  (i) To the Seller, $2,500,000.00 by wire transfer, to an account in San Antonio, Texas designated by Seller at or prior to the Closing;

                  (ii) To the Seller, the fully executed Assignment and Assumption Agreement in the form attached as Exhibit "A" under which the Purchaser assumes the Assumed Liabilities;

                  (iii) If, at the time of Closing, the Assets designated as Rig 1 Assets on Schedule l(a) or the Assets designated as Rig 2 Assets on Schedule 1 (a) are being operated by Seller, the Purchaser shall deliver the Lease Agreement attached hereto as
                  Exhibit 3 executed by the Purchaser and the Seller, with respect to either the Rig 1 Assets or Rig 2 Assets, whichever are in use at the time of the Closing;

                  (iv) To the Seller, resolutions evidencing the authorization of the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, certified by the Secretary of Purchaser;

                  (v) To the Seller, a certificate dated as of the Closing Date and signed by the President of Purchaser to the effect that the representations and warranties of Purchaser set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with; and

                  (vi) To the Seller, such additional certificates, proceedings, instruments and other documents as Seller may reasonably request to evidence compliance by Purchaser with this Agreement and applicable legal requirements and the performance and satisfaction by Purchaser, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Purchaser.

                  (c) In addition, at Closing, Purchaser shall offer to employ
         E. E. Burns pursuant to the terms of the Employment Agreement attached as Exhibit "C".

         5. Delivery of Assets. At the Closing, Seller shall deliver and transfer title to the Assets to Purchaser free, clear and discharged of and from any and all liens, charges, equities, security interests, encumbrances, claims and demands of every kind and character whatsoever. The Drilling Equipment shall be rigged down at the locations of the last completed drilling contracts and delivery of the Drilling Equipment and Inventory shall be deemed to occur at Closing at such locations. The Office Equipment and Business Records shall be appropriately boxed and packaged for pick-up by Purchaser at Seller's office in San Antonio Texas and delivery shall be deemed to occur at Closing at such location. Delivery of the Yard Equipment shall occur at Closing at Seller's Yard in Halletsville, Texas. Purchaser shall have 30 days to pick-up the Yard Equipment after Closing, with no charge to Purchaser for storage. The certificates of title to the Vehicles shall be delivered at Closing at Purchaser's offices in San Antonio, Texas. The above notwithstanding, to the extent that at Closing the Rig 1 Assets or Rig 2 Assets are being used to perform a drilling contract on behalf of Seller, such assets shall not be rigged down, but shall be deemed delivered to the Purchaser at the Closing, and shall continue in possession of the Seller pursuant to the terms and conditions of the Lease Agreement until termination of the Lease Agreement.

                  (a) Risk of Loss. It is expressly agreed that the title to, and the risk of loss of, all of the Assets shall pass to the Purchaser at Closing. After Closing, to the extent that Seller continues to possess the Rig 1 Assets or Rig 2 Assets under the Lease Agreement, Seller agrees to maintain all insurance on such Rig 1 Assets or Rig 2 Assets, as required by the Lease Agreement.. All such policies shall name the Purchaser as the named insured and sole loss payee. In addition, Purchaser shall be named as an insured on all general liability policies of the Seller during the term of the Lease Agreement.

         6. Covenants, Representations and Warranties of Seller. Seller covenants, represents and warrants to Purchaser as follows and acknowledge that Purchaser is relying upon such representations and warranties in entering into this Agreement:

                  (a) Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to carry on its business as now being conducted. Seller is not qualified as a foreign corporation in any jurisdiction.

                  (b) Corporate Authority. The execution, delivery and performance of this Agreement, and the obligations undertaken by Seller herein, have been, or prior to the Closing will be, duly authorized and approved by the Board of Directors of Seller and by the shareholders of Seller.

                  (c) No Violation of Agreements, Etc. This Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Articles of Incorporation or By-Laws of Seller or any law applicable to the Drilling Business or, except for the requirement for any consent or approval set forth in Schedule 6(g), any agreement to which Seller is a party or by which it is bound.

                  (d) Title to Assets. Seller presently owns all of the Assets, free and clear of all liens, charges, equities, pledges, mortgages, leases, options, assessments, security interests, restrictions and other encumbrances of any kind whatsoever ("Liens"), other than those disclosed in Schedule 6(d) (the "Existing Liens"), and Seller has, and on the Closing Date will have, full right, power, title and authority to sell, transfer and convey the Assets to Purchaser, free and clear of all Liens, including the Existing Liens.

                  (e) No Litigation. Except as described on Schedule 6(e), there presently exists no litigation, proceeding, action, claim, arbitration, or investigations at law, in equity or otherwise, pending or threatened against Seller which relates to the Drilling Business, and Seller has no knowledge of any facts or circumstances that would indicate that any such claim exists. Seller is not subject to any notice, writ, injunction, order, or decree of any court, agency, or other governmental authority affecting the Drilling Business and in which it is a named party. Seller has not been served with process or otherwise received formal notice with respect to, nor, to Seller's knowledge, has Seller been threatened with, any litigation or judicial, administrative, arbitration or other proceeding affecting the Drilling Business or the Assets.

                  (f) Brokers. If Seller has retained any broker in connection with the transactions contemplated by this Agreement, Seller shall be solely responsible for the payment of any compensation due such broker by Seller.

                  (g) Contracts/Assignments. Other than those agreements set forth on Schedule 6(g), the lists of contracts and agreements identified on Schedules 1 (b), (c) and (d) are complete and accurate lists of all contracts and agreements between Seller and any other person related to the Drilling Business. Each of the Drilling Contracts and Ancillary Agreements described or referred to in Schedules l(c) and l(d) are valid and binding obligations of Seller and, to the knowledge of Seller, the party or parties thereto. None of the parties to any of such contracts or agreements has terminated, canceled, or modified any of such contracts or agreements and neither Seller nor, to the knowledge of Seller, any other party is in default thereunder. Each of the Drilling Contracts and Ancillary Agreements may be freely assigned by Seller to Purchaser without the requirement of any consent or approval, except as set forth in Schedule 6(g). True and complete copies of the Drilling Contracts and the Ancillary Agreements have been provided to Purchaser and true and complete copies of any Drilling Contracts entered into after the date hereof will be provided to Purchaser when executed and delivered by Seller.

                  (h) Personal Property. Seller owns all of the Assets free and clear of any Liens, other than those Existing Liens set forth in
         Schedule 6(d) which will be released prior to or contemporaneously with the Closing. The Assets described in Schedules 1(a) - l(f) are a full and complete list of all tangible and intangible personal property of Seller used in connection with the Drilling Business, and such property constitutes all of the assets necessary for the conduct of the Drilling Business as presently conducted. Seller has delivered or will deliver at Closing all support, maintenance, warranty, and similar agreements related to such property. Each of such assets is in good operating condition and at the time the Assets are delivered to Purchaser at the Closing, each of the Assets will be in good operating condition, subject to reasonable wear and tear. In order to ensure that the Assets are in good operating condition, immediately prior to Closing, the Seller and Purchaser shall conduct a joint inspection of the Assets. In addition, at all times prior to Closing, the Seller shall provide Purchaser with accurate daily drilling reports which shall specify any loss or damage to any of the Assets. It is understood and agreed that ALL ASSETS BEING PURCHASED FROM SELLER HEREUNDER ARE BEING PURCHASED AND SOLD "AS IS" AND "WHERE IS", WITH NO WARRANTY, EXPRESSED OR IMPLIED, OF ANY KIND, INCLUDING NO WARRANTY AS TO FITNESS, CONDITION OR SUITABILITY FOR ANY INTENDED PURPOSE. The Drilling Business constitutes a separate and identifiable business of Seller and the income and expenses attributable to the Drilling Business could be separately established from the books of account or records of Seller. The Assets constitute the entire operating assets of the Drilling Business.

                  (i) Permits and Approvals. Except as set forth in Schedule 6(i), Seller has no permits, approvals, authorizations, licenses, consents, certifications, qualifications or clearances held, used, or required in the conduct of the Drilling Business, and none (other than those set forth in Schedule 6(i)) are required to be held by Seller.

                  (j) Compliance with Laws. To Seller's knowledge, the Drilling Business has been conducted in compliance with all statutes, ordinances, codes, restrictions, regulations, and other governmental requirements, including all Environmental Laws (as hereafter defined), except where the failure to so comply would not have a material adverse effect on the Drilling Business or the Assets.

                  (k) Taxes. The Assets are not in any manner encumbered by any liens arising out of unpaid taxes except for liens for current taxes not yet due and payable.

                  (l) True and Correct Copies. Seller has delivered or made available to Purchaser, but subject to the provisions of the Confidentiality Agreement (as hereinafter defined), true, correct, and complete copies of all contracts, agreements and documents referred to in this Agreement or material to the Drilling Business, together with all modifications thereof and amendments thereto, and all customer lists, supplier lists, maintenance records and daily drilling reports with respect to the Drilling Business and all other materials constituting the Business Records (as herein defined).

                  (m) Insurance. Schedule 6(m) contains a list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of Seller, in connection with the Drilling Business. All such policies are in full force and effect. Seller has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any policy. All premiums due prior to the date hereof for the period prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

         7. Covenants, Representations and Warranties of Purchaser. Purchaser covenants, represents and warrants to Seller as follows and acknowledges that Seller is relying upon such representations and warranties in entering into this
Agreement:

                  (a) Corporate Existence. Purchaser is a corporation duty organized, validly existing and in good standing under the laws of Texas and has the corporate power to carry on its business as now being conducted.

                  (b) Corporate Authority. The execution, delivery and performance of this Agreement, and the obligations undertaken by the Purchaser herein, have been duly authorized by all necessary corporate action by and on behalf of the Purchaser.

                  (c) No Violation of Agreements. This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Articles of Incorporation or By-Laws of Purchaser or any law or agreement to which Purchaser is a party or by which it is bound.

                  (d) Brokers. If Purchaser has retained any broker in connection with the transactions contemplated by this Agreement, Purchaser shall be solely responsible for the payment of any compensation due such broker by Purchaser.

         8. Actions before Closing.

                  (a) Access. Between the date hereof and the Closing Date, Seller shall afford Purchaser and its counsel and other representatives reasonable access during normal business hours to Seller's contracts, properties and facilities which form a part of the Drilling Business, and Seller shall instruct its officers, employees, accountants and agents to fully cooperate with Purchaser and its counsel, accountants, lenders and other representatives in its investigation and to furnish such additional information as Purchaser and its counsel and other representatives may from time to time reasonably request. Seller specifically covenants that Seller will permit Purchaser to conduct such tests and investigations of the Assets as Purchaser may reasonably request. In addition, but subject to the provisions of the Confidentiality Agreement, Purchaser shall be permitted to make abstracts from, or take copies of, such documentation relating to the Assets as may be reasonably required by Purchaser.

                  (b) Interim Conduct of the Drilling Business. Seller hereby covenants to Purchaser that, from the date hereof to the Closing, Seller will conduct the Drilling Business only in the ordinary and usual course, consistent with past practices. Without limiting the generality of the foregoing, Seller hereby covenants to Purchaser that, insofar as the Drilling Business is concerned, Seller will use its reasonable best efforts to:

                  (i) preserve the Drilling Business and Seller's relationships with suppliers, customers, employees, creditors, and others having business dealings with the Drilling Business;

                  (ii) maintain in full force and effect its existing policies of insurance listed on Schedule 6(m); (iii) maintain the Assets in good operating condition and repair, subject to reasonable wear and tear;

                  (iv) continue performance in the ordinary course of its obligations under the Drilling Contracts and Ancillary Agreements; and

                  (v) subject to reasonable advance notice to Seller and cooperation in scheduling the same, permit employees or other representatives of Purchaser to consult with Seller's employees who are employed in the Drilling Business in the performance of their jobs for a period of not more than two weeks prior to the Closing Date, provided that any such discussions will be performed in a manner that will not disrupt the operation of the Drilling Business.

                  (c) Purchaser's Approval of Certain Transactions. Seller hereby covenants to Purchaser that from the date hereof to the Closing, Seller shall not do any of the following acts without the prior written consent of Purchaser:

                  (i) sell, transfer, encumber or assign any of the Assets (except to Purchaser in accordance with this Agreement or in connection with the replacement of such Assets in the ordinary course of business); or

                  (ii) enter into any transaction, contract or commitment outside of the ordinary course of business.

                  (d) Consent to Assignment. Seller hereby covenants to Purchaser that Purchaser will use its reasonable best efforts to obtain, prior to the Closing, the consents and approvals which are necessary to assign the Drilling Contracts and Ancillary

         Agreements. Any and all such approvals and consents shall be in writing, signed by the person entitled to consent or approve, and shall be delivered to Purchaser at Closing.

                  (e) Schedule Updates. Seller and Purchaser shall update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from either party required by this Agreement to be disclosed by Seller or Purchaser promptly upon any change in the information set forth in such Schedules or other disclosures, and each party hereby represents and warrants to the other that such Schedules and such written disclosures, as so amended or supplemented by them, shall be true and correct as of the dates thereof; provided however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right that either party might otherwise have respecting the representations and warranties of Purchaser contained in this Agreement.

                  (f) Reports. On a daily basis, Seller shall provide Purchaser, via telefax, with the daily drilling reports pertaining to the operation of the Drilling Equipment. In addition, as situations occur, Seller shall promptly notify Purchaser in writing with respect to any material damage to the Assets.

         9. Conditions Precedent to Closing by Purchaser. Except as expressly waived in writing by the Purchaser, the obligation of Purchaser to purchase the Assets is subject to the following conditions:

                  (a) Approvals. All corporate and other proceedings or actions to be taken by Seller in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be satisfactory in form and substance to Purchaser and Purchaser's counsel. All consents set forth in Schedule 6(g) which must be obtained to assign the Drilling Contracts and Ancillary Agreements shall have been obtained.

                  (b) Title. Transfer of title on the Closing Date, by Seller to Purchaser, of the Assets, free and clear of all Liens, including the Existing Liens, and delivery of the Assets on the Closing Date (except to the extent delivery of the Rig 1 or Rig 2 Assets is made subject to the Lease Agreement), free and clear of all Liens, including the Existing Liens.

                  (c) Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Seller contained herein on or prior to the Closing Date.

                  (d) Representations. The representations and warranties of Seller shall be true, accurate, and complete in all material respects as of the date hereof and as of Closing.

                  (e) Documents. Delivery on the Closing Date, by Seller to Purchaser, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser good and indefeasible title to the Assets free and clear of all Liens, including Existing Liens.

                  (f) Tax Certificate. Purchaser shall have received, in accordance with Section 111. 020(c) of the Texas Tax Code, a certificate stating that no taxes are due by Seller.

                  (g) Damage to Assets. In the event that any of the Assets are materially damaged or destroyed before the Closing Date, Purchaser may, at its option and as its sole remedy, terminate this Agreement or close the transactions contemplated by this Agreement, in which latter event Purchaser shall receive all of the insurance proceeds resulting from such damage or destruction.

                  (h) Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened;

                  (i) Deliveries Required by Seller. Seller shall have delivered to Purchaser all of the items enumerated in Section 4(a).

         10. Conditions Precedent to Closing by Seller. The obligation of Seller to sell the Assets is subject to the following conditions:

                  (a) Deliveries Required by Purchaser. Purchaser shall have delivered to Seller all items enumerated in Section 4 (b).

                  (b) Seller shall have obtained the requisite approval of this Agreement and the transactions contemplated hereby from its shareholders.

         11. Additional Covenants.

                  (a) Proration of Taxes and Other Items. All personal property taxes applicable to the Assets shall be prorated to the Closing Date, and after giving effect to such proration adjustments Purchaser shall assume the obligation to pay such taxes for the current tax year. All motor vehicle transfer fees and taxes necessary to effect the transfer of the titles to the Vehicles from Seller to Purchaser shall be borne by Purchaser.

                  (b) Transfer and Liability. Seller has the sole responsibility for any employment rights or benefits which any of its employees may have. Purchaser has no obligation whatsoever to employ any such employees or to pay any benefits which any employee has or claims to have by virtue of an employment relationship with Seller. Purchaser shall have the right to interview all of the employees of Seller. If Purchaser elects to hire an employee of Seller, Seller agrees to cooperate and not to interfere with such employee becoming an employee of Purchaser. However, Purchaser shall not employ any employee of Seller while they are assigned to Rig 1 or Rig 2, as the case may be, until the termination of the Lease Agreement. Seller shall be solely responsible for any salary, wages, bonuses, commissions, accrued vacation time, sick leave time, profit sharing or pension benefits and any other compensation or benefits as well as any actions or causes of action, including, but not limited to, unemployment compensation claims and workers compensation claims which may be asserted by and determined by a court or appropriate agency ruling to be due to any of its employees which are not hired by Purchaser or by any of its employees which are hired by Purchaser if the claims of such hired employee relate to or arise from employment with Seller or termination of employment by Seller.

                  (c) Trading in Stock. Until the Closing, Seller will not trade (and Seller shall advise its employees, shareholders, officers and directors who have knowledge of this Agreement, not to trade) in any of the stock of the Purchaser and acknowledge that any such trading may be a violation of law and subject Seller to substantial liabilities. In order to protect against such unlawful trading in the Purchaser's stock, until the Closing, Seller agrees to keep the existence of this Agreement and the terms thereof confidential and only to disclose the existence of this Agreement and its terms, on an as needed basis. Purchaser acknowledges that Seller is required to disclose the existence of this Agreement and the terms hereof to its shareholders for purposes of obtaining their consideration and approval of this Agreement.

                  (d) Survival of Covenants. Except with respect to (i) the representations and warranties of Seller set forth in Section 6(d) hereof and in the last two sentences of Section 6(h) hereof and (ii) the agreement of Purchaser to assume and perform the Assumed Liabilities, which representations and warranties of Seller and agreement of Purchaser shall survive indefinitely, and except for the Employment Agreement described in Section 4(c), the warranties, covenants, promises, undertakings, and obligations of each of the parties hereto, whether set forth in this Agreement, or in any document, exhibit or schedule delivered in connection with this Agreement shall survive the Closing for a period of one year following the Closing Date and then expire and, in the event of the dissolution and liquidation of Seller or Purchaser, survive such dissolution and liquidation and continue, notwithstanding such dissolution and liquidation, to be performable by, and actionable and enforceable against, any person, or persons, to whom, or to which, any of the assets of and property of Seller or Purchaser, shall have been distributed as a result of such dissolution and liquidation, but the liability of any such person on account thereof shall be limited to the assets and property received by any such person in any such distribution.

                  (e) Further Consents and Conveyances. After the Closing, Seller shall, without further cost or expense to Purchaser, execute and deliver to Purchaser, such additional instruments of conveyance, and take such other and further actions to more completely sell, transfer, and assign to Purchaser, the Assets. In addition, to the extent that any consent or approval was not obtained prior to Closing and Purchaser nevertheless elected to proceed with Closing, Seller shall continue to use its reasonable best efforts to obtain from such person or persons any such consents or approvals.

                  (f) Books and Records. If, in the reasonable opinion of Matthews & Branscomb, P.C., acting as counsel to Purchaser, it is necessary to do so in order for Purchaser to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, during the two-year period following the Closing, Purchaser shall have the right to conduct an audit of Seller's Drilling Business operations, in which event Seller will fully cooperate with Purchaser and allow access to such books and records as is necessary to conduct such audit, but at no expense to Seller. As such, the books and records of Seller relating to the Drilling Business shall be maintained by Seller for a period of two years from the date of Closing.

                  (g) Non-competition. Seller agrees that for a period of five years from the Closing, it will not engage in the Drilling Business anywhere in the State of Texas, whether as an owner, partner, shareholder, consultant or in any other capacity whatsoever. The parties agree that $5,000.00 of the Purchase Price shall be allocated to this covenant not to compete. The foregoing provisions of this
         Section 11 (g) shall not apply to the ownership, directly or indirectly, in shares of stock or other securities of a corporation traded on a national securities exchange or on the national over-the-counter market that constitute less than 5% of the class of such stock or other securities of such corporation issued and outstanding at the time of the acquisition thereof.

                  (h) Confidentiality. Seller and Purchaser have heretofore entered into that certain Confidentiality Agreement dated August 4, 1999 and accepted by Purchaser on August 5, 1999 (the "Confidentiality Agreement"), and Seller and Purchaser hereby ratify and confirm the Confidentiality Agreement and agree that the provisions thereof are incorporated herein by reference and, that if the Closing hereunder shall not occur, the Confidentiality Agreement and the provisions thereof shall survive for a period of one year from the date hereof.

         12. Indemnification.

                  (a) EACH PARTY, WHETHER THE SELLER OR THE PURCHASER ("INDEMNIFYING PARTY"), SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS, AND ITS SUCCESSORS AND ASSIGNS (THE "INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL COSTS, LOSSES, CLAIMS, LIABILITIES, FINES, EXPENSES, PENALTIES, AND DAMAGES (INCLUDING INTEREST, REASONABLE LEGAL AND ACCOUNTING FEES, COURT COSTS AND FEES AND COSTS ON APPEAL, COSTS OF ARBITRATION AND DISBURSEMENTS OF COUNSEL) ("DAMAGES") SUFFERED BY AN INDEMNIFIED PARTY AS A PROXIMATE RESULT OF:

                  (i) ANY BREACH, VIOLATION, FALSIFICATION, FAILURE TO SATISFY, OR OTHER DEFAULT IN ANY RESPECT OF ANY WARRANTY, COVENANT OR REPRESENTATION PROVIDED HEREIN BY THE INDEMNIFYING PARTY.

                  (ii) ANY LIABILITY ARISING OUT OF THE OWNERSHIP, USE OR OPERATION BY THE INDEMNIFYING PARTY OF THE ASSETS OR DRILLING BUSINESS, INCLUDING, WITHOUT LIMITATION, THE VIOLATION OF ANY ENVIRONMENTAL LAW, RULE OR REGULATION, AND INCLUDING ANY LIABILITY ARISING OUT OF OR ATTRIBUTABLE TO ACTS OR OMISSIONS WITH RESPECT TO THE DRILLING CONTRACTS AND THE ANCILLARY AGREEMENTS.

                  (iii) THE PRESENCE, MANAGEMENT, PRODUCTION, REFINEMENT, MANUFACTURE, PROCESSING, DISTRIBUTION, USE, TREATMENT, SALE, STORAGE, DISPOSAL, TRANSPORTATION OR HANDLING, OR THE EMISSION, DISCHARGE, RELEASE, OR THREATENED RELEASE OF ANY HAZARDOUS SUBSTANCES BY THE INDEMNIFYING PARTY; ANY DEATH, PERSONAL INJURY OR PROPERTY DAMAGE (REAL OR PERSONAL) ARISING OUT OF OR

                  RELATED TO SUCH HAZARDOUS SUBSTANCES; ANY ACTION, SUIT, PROCEEDING OR INVESTIGATION BROUGHT OR THREATENED, SETTLEMENT REACHED OR GOVERNMENTAL ORDER RELATING TO SUCH HAZARDOUS SUBSTANCES; AND ANY VIOLATION OF ANY ENVIRONMENTAL LAW BY THE INDEMNIFYING PARTY OR ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES.

                  (b) THE FOLLOWING TERMS USED IN THIS SECTION 12 HAVE THE MEANINGS SET FORTH BELOW:

                  "ENVIRONMENTAL LAWS" SHALL MEAN ALL FEDERAL, STATE, COUNTY, MUNICIPAL AND LOCAL, FOREIGN AND OTHER STATUTES, LAWS, REGULATIONS AND ORDINANCES WHICH RELATE TO OR DEAL WITH PROTECTION OF HUMAN HEALTH OR THE ENVIRONMENT, ALL AS MAY BE FROM TIME TO TIME AMENDED.

                  "HAZARDOUS SUBSTANCE(S)" SHALL MEAN (i) ANY FLAMMABLE SUBSTANCES, EXPLOSIVES, RADIOACTIVE MATERIALS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, TOXIC SUBSTANCES, POLLUTANTS, CONTAMINANTS OR ANY RELATED MATERIALS OR SUBSTANCES IDENTIFIED IN OR REGULATED BY ANY OF THE ENVIRONMENTAL LAWS, AND (ii) ASBESTOS, POLYCHLORINATED BIPHENYLS, UREA FORMALDEHYDE, NUCLEAR FUEL OR MATERIAL, CHEMICAL WASTE, EXPLOSIVES, KNOWN CARCINOGENS, PETROLEUM PRODUCTS AND BY-PRODUCTS (INCLUDING ANY FRACTION THEREOF) AND RADON.

                  (c) THE INDEMNIFIED PARTIES SHALL GIVE NOTICE TO THE INDEMNIFYING PARTY OF AN EVENT GIVING RISE TO THE OBLIGATION TO INDEMNIFY, ALLOW THE INDEMNIFYING PARTY TO ASSUME AND CONDUCT THE DEFENSE OF THE CLAIM OR ACTION, AND SHALL COOPERATE WITH THE INDEMNIFYING PARTY IN THE DEFENSE THEREOF. AN INDEMNIFIED PARTY SHALL NOT ENTER INTO A SETTLEMENT OF ANY CLAIM OR ACTION SUBJECT TO INDEMNIFICATION WITHOUT THE CONSENT OF THE INDEMNIFYING PARTY, WHICH CONSENT SHALL NOT UNREASONABLY BE WITHHELD.

                  (d) IF THE CLOSING HEREUNDER OCCURS, EXCEPT WITH RESPECT TO
         (i) THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6(d) HEREOF AND IN THE LAST TWO SENTENCES OF SECTION 6(h), AND (ii) THE AGREEMENT OF PURCHASER TO ASSUME AND PERFORM THE ASSUMED LIABILITIES, WHICH REPRESENTATION AND WARRANTIES OF SELLER AND AGREEMENT OF PURCHASER SHALL SURVIVE INDEFINITELY, THE INDEMNIFYING PARTY WILL HAVE NO LIABILITY WITH RESPECT TO ANY REPRESENTATION OR WARRANTY OR ANY COVENANT OR AGREEMENT TO BE PERFORMED OR COMPLIED WITH AT OR PRIOR TO THE CLOSING, UNLESS ON OR BEFORE THE FIRST ANNIVERSARY OF THE CLOSING DATE THE INDEMNIFIED PARTIES NOTIFY THE INDEMNIFYING PARTY OF A CLAIM SPECIFYING THE FACTUAL BASIS OF THAT CLAIM IN REASONABLE DETAIL TO THE EXTENT THEN KNOWN BY THE INDEMNIFIED PARTIES.

                  (e) NOTWITHSTANDING ANY PROVISIONS CONTAINED IN THIS SECTION 12 TO THE CONTRARY, THE' INDEMNIFYING PARTY SHALL NOT HAVE THE OBLIGATION TO INDEMNIFY THE INDEMNIFIED PARTIES WITH RESPECT TO AN INDEMNIFIABLE CLAIM UNTIL THE INDEMNIFIED PARTIES HAVE SUFFERED DAMAGES IN EXCESS OF $25,000, AFTER WHICH THE INDEMNIFYING PARTY SHALL BE OBLIGATED ONLY TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST FURTHER DAMAGES IN EXCESS THEREOF, BUT IN NO EVENT SHALL THE INDEMNIFYING PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER EXCEED THE AGGREGATE AMOUNT OF $1,000,000; PROVIDED, HOWEVER, THESE LIMITS SHALL NOT APPLY TO CLAIMS AND LIABILITIES RELATING TO (i)

         THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6(d) AND (ii) THE AGREEMENT OF PURCHASER TO ASSUME AND PERFORM THE ASSUMED LIABILITIES.

                  (f) SUBJECT TO THE RIGHT OF THE PARTIES TO PURSUE INJUNCTIVE RELIEF WITH RESPECT TO SECTION 11(f) CONCERNING NON-COMPETITION AND
         SECTION 11(g) CONCERNING CONFIDENTIALITY, SELLER AND PURCHASER AGREE THAT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 12 SHALL BE THE EXCLUSIVE REMEDY OF SELLER AND PURCHASER AND ALL OF THE OTHER INDEMNIFIED PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

         13. Arbitration. All disputes, controversies or claims that may arise among the parties hereto including, without limitation, any dispute, controversy or claim arising out of this Agreement, or any other document described or referred to herein, or the breach, termination or invalidity thereof, shall be submitted to and determined by binding arbitration. Such arbitration shall be conducted pursuant to the rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a single neutral arbitrator and, unless otherwise agreed by all of the parties, shall be selected pursuant to such rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to recover such party's reasonable attorney's fees, costs and expenses incurred in connection with the arbitration. Any award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal state court having jurisdiction. Any such arbitration shall be conducted in San Antonio, Bexar County, Texas.

         14. Miscellaneous.

                  (a) Entire Agreement and Amendment. This Agreement and the attached exhibits, schedules and other documents delivered hereunder contain the entire agreement between the parties with respect to the matters described herein and are a completely integrated and exclusive statement as to the terms thereof and supersede all previous agreements. This Agreement may not be altered or modified except by a writing signed by the parties hereto.

                  (b) Notices. Any notice, demand or other writing of any kind whatsoever which may or shall be given pursuant to this Agreement shall be deemed given if personally delivered or on the third succeeding business day after being mailed by registered or certified mail, postage prepaid and return receipt requested, addressed as follows (or at such address as shall be specified by notice given hereunder):

                  If to Seller:       Mr. Robert S. Rosow
                                      Howell Drilling, Inc.
                                      1420 NCNB Plaza
                                      300 Convent Street
                                      San Antonio, Texas 78205-3746

                      with copy to:   Dan G. Webster, III
                                      Cox & Smith Incorporated
                                      112 E. Pecan Street, Suite 1800
                                      San Antonio, Texas 78205

                  If to Purchaser:    Mr. Wm. Stacy Locke
                                      South Texas Drilling & Exploration, Inc.
                                      9310 Broadway, Building 1
                                      San Antonio, Texas 78217

                      with copy to:   Daniel M. Elder
                                      Matthews & Branscomb, P.C.
                                      106 S. St. Mary's St. Suite 700
                                      San Antonio, Texas 78205

                  (c) Headings. The Background Section and all Section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) Assignment. No party shall assign, transfer, pledge, hypothecate or encumber this Agreement, or any interest herein or hereunder, without the prior written consent of the other party.

                  (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (f) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective heirs, beneficiaries, legal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder by any party hereto, except as permitted hereunder, without the written consent of the other shall be void.

                  (g) Waiver. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

                  (h) Payment of Expenses. Except as specifically described herein, each of the parties shall pay all of the costs which each incurs incident to the preparation, execution and delivery of this Agreement and the performance of the obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants and consultants, whether or not the transactions contemplated by this Agreement shall be consummated; provided, however, if Purchaser shall not purchase the Assets pursuant to and in accordance with this Agreement for any reason other than the exercise of a termination right expressly provided for herein or the failure of Seller to satisfy the conditions set forth in Section 9, then Purchaser shall pay to Seller, as liquidated damages, an amount equal to the fees and disbursements of counsel, accountants and consultants incurred by Seller in connection with the negotiation, preparation, execution and delivery of this Agreement and the performance thereof up to an aggregate of $20,000, but not more.

                  (i) Invalidity. The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

                  (j) Severability. This Agreement and the transactions contemplated herein constitute one sale and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

                  (k) Governing Law and Choice of Forum. Texas law shall govern the construction and enforceability of this Agreement. Subject to the provisions of Section 13 hereof, any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a court sitting in San Antonio, Bexar County, Texas.

                  (l) Further Assurances. Seller and Purchaser each agree that they shall execute and deliver any and all additional writings, instruments and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          Seller:

                                          HOWELL DRILLING, INC., a
                                          Texas corporation

                                          By:    /s/ Robert [Illegible]
                                              ---------------------------------
                                              Its: Chairman of the Board


                                          By:    /s/ EC Burns
                                              ---------------------------------
                                              Its: President


                                          Purchaser:

                                          SOUTH TEXAS DRILLING &
                                          EXPLORATION,
                                          INC., a Texas corporation

                                          By:    /s/ Michael Little
                                              ---------------------------------
                                              Its:  Chairman & CEO

                                   EXHIBIT "A"

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement (this "Agreement") is made and entered into this ___th day of September, 1999 (the "Effective Date"), by and between Howell Drilling, Inc., a Texas corporation (the "Assignor"), and South Texas Drilling & Exploration, Inc., a Texas corporation (the "Assignee").

                                    RECITALS

         WHEREAS, the Assignor and the Assignee entered into an Asset Purchase Agreement dated September __, 1999 (the "Asset Purchase Agreement"); and

         WHEREAS, pursuant to the Asset Purchase Agreement, Assignee agreed to assume the Drilling Contracts and Ancillary Agreements (as defined in the Asset Purchase Agreement) and which are further described on Exhibit A attached hereto;

         NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, and for other good and mutual consideration, the parties hereto agree as follows:

                                   ARTICLE 1.

                                   ASSIGNMENT

         The Assignor hereby assigns and transfers to the Assignee, its successors and assigns, all of the Assignor's right, title and interest in, under and to the Drilling Contracts and the Ancillary Agreements and the Assignee hereby agrees and does accept the assignment thereof and expressly assumes and agrees to keep, perform and fulfill all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the Assignor under the Drilling Contracts and Ancillary Agreements, but only to the extent such covenants, terms, conditions and obligations are required to be performed on or after the date hereof, but not before.

                                   ARTICLE 2.

         All of the terms, conditions and provisions of the Asset Purchase Agreement are incorporated herein by reference and made a part hereof, and this Agreement shall be subject to and construed in a manner consistent with the terms, conditions and provisions of the Asset Purchase Agreement.

                                   ARTICLE 3.

                                  MISCELLANEOUS

         3.1. Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         3.2. Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         3.3. Entire Agreement. This Agreement (including the Asset Purchase Agreement and the other instruments between the parties and any exhibits referred to herein) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both written and oral among the parties or any of them, with respect to the subject matter hereof.

         3.4. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Texas without regard to conflict of laws principles.

         3.5. Counterparts. This Agreement may be executed in several counterparts and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date indicated above.

                                           ASSIGNOR:

                                           HOWELL DRILLING, INC.



                                           By:
                                               --------------------------------
                                           Name:
                                                 ------------------------------
                                           Title:
                                                  -----------------------------

                                           ASSIGNEE:

                                           SOUTH TEXAS DRILLING &
                                           EXPLORATION, INC.



                                           By:
                                               --------------------------------
                                           Name:
                                                 ------------------------------
                                           Title:
                                                  -----------------------------

                                   EXHIBIT "A"

                    Drilling Contracts; Ancillary Agreements

                                   EXHIBIT "B"

                                 LEASE AGREEMENT

         This Lease Agreement is made and entered into effective as of the ___ day of September, 1999 (the "EFFECTIVE DATE"), by and between SOUTH TEXAS DRILLING & EXPLORATION, INC. ("LESSOR") AND HOWELL DRILLING, INC., ("LESSEE").

         In consideration of the covenants and agreements hereinafter set forth, Lessor and Lessee agree as follows:


                                       I.
                                 LEASED PROPERTY

         Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor under the terms and conditions hereinafter set forth the following drilling rig (sometimes hereinafter referred to collectively as the "LEASED EQUIPMENT"):

         The Rig Assets, Yard Equipment and Vehicles described in Exhibit A attached hereto and being hereinafter referred to as the "LEASED EQUIPMENT". The leased equipment is leased "AS IS" by Lessor, without any warranty given by Lessor, whether expressed or implied.

                                       II.
                                     RENTAL

         Lessee agrees to pay to the Lessor for the lease of the leased equipment the sum of $800 per day commencing on the Effective Date and continuing until the leased equipment is released from the Drilling Contract (as defined in Article IX below)by the operator named therein and delivered to Lessor. Lessee agrees to maintain said leased equipment and obtain insurance thereon as herein provided. All payments shall be made to Lessor at 9310 Broadway, Building I, San Antonio, Texas 78217, or such other place as Lessor may advise Lessee in writing. Payments described herein shall commence and be due each tenth day during the term of this lease, for the ten days prior to and including the day of payment. However, the final payment shall be due upon the termination of this lease for all days which have not been otherwise paid. It is agreed that rental to Lessor is in no way contingent on Lessee being paid by it's operator customers. Lessee shall furnish Lessor a statement of all days in which the leased equipment was under contract, including the parties thereto. Lessee shall furnish to Lessor on the first Monday of each month during the term of this Agreement a report which shall include any repairs made to the leased equipment, maintenance reports and any loss or damage to the leased equipment. Such reports shall further include the operating status of the leased equipment and its then current location.

                                      III.
                      DELIVERY, MOBILIZATION AND INSPECTION

         Lessee shall take possession of the leased equipment at its present location, whether drilling or not, where it will be kept and used until the termination of this lease.

                                      IV.
                                    INVENTORY

         Upon the commencement of this lease, Lessor and Lessee shall jointly inventory the leased equipment and shall note the condition and quantity thereof as of said date and shall repeat said joint inventory at the time the leased equipment is released by the operator under the terms of the Drilling Contract but before road movement. All joint inventories and inspections called for herein shall be recorded and documented in writing. At the termination of this lease, Lessee shall return the leased equipment to Lessor (including any replacements thereof) in good operating condition and Lessee shall certify in writing that the leased equipment is in good operating condition at that time.

                                       V.
                          REDELIVERY AND DEMOBILIZATION

         Upon the termination of this lease, Lessee shall redeliver the leased equipment to Lessor at the on-site location where it is released by the operator under the terms of the Drilling Contract. Prior to redelivery, Lessee shall place the Rig 1n good operating condition. The Rig shall be rigged down at such time.

                                      VI.
                               USE AND MAINTENANCE

         The leased equipment is to be used by Lessee exclusively for the completion of the Drilling Contract and in accordance with the terms and standards provided for in the Drilling Contract. Lessee shall have no right, title or interest in the leased equipment, except for possession, control and use, as expressly set forth in this Agreement.

         Lessee shall maintain the leased equipment in good operating condition at all times during this lease and Lessee shall promptly replace (with equipment in good operating condition)any of the leased equipment which is lost or which is not capable of repair, and shall promptly repair any damaged equipment so that such equipment is in good operating condition. Lessee shall comply with all current laws covering Lessee's operation of the leased equipment within the State of Texas. Lessor shall have the right to inspect the leased equipment at any time during the term of this lease, either in person or through a designated agent. Such inspection shall be at Lessor's sole cost and expense.

         Lessee shall have exclusive possession, use and control of the leased equipment and shall man, provide all parts, mechanisms and devices required to keep the leased equipment in good repair, condition and running order, move and operate the leased equipment at its own expense or by its own procurement throughout the term hereof. Lessee shall pay all costs and expenses incident to the use, condition, operations and storage or said leased equipment. Personnel operating the leased equipment shall be independent contractors working for the account of Lessee or shall employed by Lessee and shall remain Lessee's servants working on behalf of and at the sole risk of Lessee.

                                      VII.
                              ADDITIONAL EQUIPMENT

         Lessee may install on any of the leased equipment any additional equipment (within the operational load carrying capability of the rig) that is considered necessary for the completion of the Drilling Contract. It is agreed however, that no structural modification of said rig shall be made without Lessor's prior consent in writing which shall not be unreasonably withheld.

         All equipment of Lessee installed on the rig which is not a replacement of a damaged or lost leased equipment will continue to be its property but will be removed by the Lessee prior to termination of this Agreement provided that Lessee upon removal restores the drilling unit in question to the same drilling configuration and capability that existed at the time Lessee made such modifications. Lessee shall pay all expenses of installation, removal and acquisition of the additional equipment and additional cost required to restore the drilling unit to the same drilling configuration and capability that existed at the time Lessee made such modifications.

                                     VIII.
                                    INSURANCE

         Lessee shall maintain in force and effect during the entire term of this Agreement, property and liability insurance on the leased equipment in the amounts and coverages set forth in Exhibit "C" hereto. The Lessee shall be liable to Lessor for any portion of the insurance which is deductible and for any damage not covered by such insurance. Lessor waives any claim it may have against Lessee for loss or damage to the extent fully covered and paid by the insurance.

         The Lessee shall provide that the required insurance policy or policies shall name Lessor as sole loss payee and shall name both as named insureds, provided that all insurance proceeds shall be paid to the Lessor, but shall be used by the Lessor to repair or replace the leased equipment to the extent the leased equipment is economically repairable, and shall not be cancelable until and unless Lessor shall have received at least thirty (30) days written notice from the insurer of an intended cancellation. A copy of the required insurance policy or policies shall be provided to the Lessor prior to the inception of this Lease. Lessee's failure to pay premiums for the required insurance when due shall be a material breach of the terms of this Agreement and shall permit the Lessor to terminate this Agreement. In the event that the Lessee fails to pay insurance premium prior to delinquency, the Lessor may pay the premium and add the amount to the amount due under terms of this Agreement. Lessor's payment of any insurance premium shall not be deemed a waiver of Lessor's right to declare a default of this Agreement.

                                      IX.
                                      TERM

         Lessee has entered into the drilling contract which is described on Exhibit B (the "DRILLING CONTRACT"). The term of this Agreement shall commence on the Effective Date and shall terminate at such time that the Lessee is released from the Drilling Contract by the operator named therein.

                                       X.
                                EARLY TERMINATION

         Lessor shall additionally have the right of early termination of this Agreement upon the occurrence of any of the following events

         (A) If the Lessee becomes subject to a judicial order or proceeding, voluntary or involuntary, under any bankruptcy or insolvency law, or becomes subject to authorized corporate resolutions providing for its dissolution or winding up at any time prior to the termination of this Agreement.

         (B) In the event of a material breach by the Lessee hereto of any material terms contained in this Agreement (other than a monetary default); provided, however, that the Lessor shall first give the Lessee written notice of its intention to terminate and a detailed accounting for which the complaint is made, and such alleged material breach shall not have been remedied by Lessee within ten (10) business days from the receipt of such notice.

         (C) In the event the leased equipment (excluding the Yard Equipment and the vehicles) becomes an actual or constructive total loss.

         (D) Lessor shall have the right to terminate this Agreement if Lessee fails to make rental payments as required under this Agreement or commits any other monetary default; provided however that Lessor will give Lessee written notice of its intention to terminate and a detailed accounting of such default, and such default shall not have been remedied within five (5) business days from the receipt of such notice.

                                      XI.
                             EFFECTS OF TERMINATION

         Notwithstanding the termination of this Agreement, the parties shall continue to be bound by the provisions of this Agreement that reasonably require some actions or forbearance after the cessation of the rental payments provided for herein.

                                      XII.
                               PAST DUE PAYMENTS

         All sums not paid within fifteen (15) days after the due date shall bear interest at a rate of eighteen percent (18%) per annum from the said due date until paid.

                                     XIII.
                               INDEMNITY OF LESSOR

         LESSEE AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS LESSOR, LESSOR'S OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SUBCONTRACTORS AND BUSINESS INVITEES, FROM ALL CLAIMS, LOSS OR DAMAGE LESSOR MAY SUSTAIN FOR ANY OF THE FOLLOWING
REASONS:

         (i) LOSS OF OR DAMAGE TO ANY LEASED EQUIPMENT DURING THE TERM OF THIS AGREEMENT BY ANY CAUSE (EXCLUDING, HOWEVER, DIMINUTION IN VALUE ARISING OUT OF ORDINARY WEAR AND TEAR);

         (ii) INJURY TO OR DEATH OF ANY PERSON, INCLUDING, BUT NOT LIMITED TO AGENTS, SUBCONTRACTORS, EMPLOYEES OR BUSINESS INVITEES OF LESSEE ARISING FROM THE USE, POSSESSION, SELECTION, DELIVERY, STORAGE, RETURN, CONDITION, OR OPERATION OF ANY OF THE LEASED EQUIPMENT DURING THE TERM OF THIS AGREEMENT;

         (iii) DAMAGE TO ANY PROPERTY DURING THE TERM OF THIS AGREEMENT, ARISING FROM THE USE, POSSESSION, SELECTION, DELIVERY, STORAGE, RETURN, CONDITION OR OPERATION OF ANY OF THE LEASED EQUIPMENT; AND

         (iv) ANY CLAIM OR CAUSE OF ACTION OF ANY KIND OR CHARACTER THAT MAY ARISE OUT OF LESSEE'S PERFORMANCE UNDER THE TERMS AND CONDITIONS OF THIS AGREEMENT, PERFORMANCE OF THE DRILLING CONTRACT, OR THE OPERATION, USE, STORAGE, DELIVERY OR RE-DELIVERY OF ANY OF THE LEASED EQUIPMENT DURING THE TERM OF THIS AGREEMENT;

EXCEPT TO THE EXTENT (IF ANY) CAUSED BY LESSOR OR ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SUBCONTRACTORS AND/OR BUSINESS INVITEES.

         IT IS EXPRESSLY AGREED THAT THE LESSEE'S INDEMNITY OBLIGATIONS SHALL SURVIVE THE TERMINATION OF THE LEASE.

                                      XIV.
                             INDEPENDENT CONTRACTOR

         It is understood and agreed that Lessee shall be acting only as an independent contractor, and nothing in this Agreement shall be construed as creating a partnership, joint venture, employer/employee relationship, or any other relationship between the parties except that of Lessee and Lessor. Neither party shall have the authority to bind the other party contractually or otherwise perform any acts as agent of the other party except with the prior consent of each other.

                                      XV.
                                   ARBITRATION

         In the event such a dispute or disagreement may arise between the parties out of or in connection with this Agreement, the parties agree to submit such dispute to binding arbitration pursuant to the provision contained in
Section 13 of the Asset Purchase Agreement dated September 22, 1999, between Lessee as "Seller and Lessor as "Purchaser".

                                      XVI.
                                     WAIVERS

         It is fully understood and agreed that none of the requirements of this Agreement shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Agreement, or other duly authorized agent or representatives of the party. Further, any failure or delay on the part of Lessor to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of Lessor to require performance of any of the terms, covenants and provisions of this Agreement by Lessee shall not constitute a waiver of any of the rights under this Agreement. No forbearance by Lessor to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance has occurred.

                                     XVII.
                                 ATTORNEY'S FEES

         Upon default which is not remedied in accordance with the provisions of
Article X of this Agreement, Lessee shall reimburse Lessor for all reasonable expenses of repossession and enforcement of Lessor's rights and remedies together with interest at the rate of eighteen percent (18%) per annum until the date of payment. Notwithstanding any other provision of this Agreement, if Lessor places all or any part of Lessor's claim against Lessee in the hands of an attorney for collection, Lessee shall pay Lessor's reasonable attorney's fees, out-of-pocket expenses and court costs.

                                     XVIII.
                                ENTIRE AGREEMENT

         This Agreement supersedes and replaces any oral or written communications heretofore made between the parties relating to the subject matter hereto.

                                      XIX.
                               BENEFIT AND BURDEN

         This Agreement shall inure to the benefit and be binding upon the successors, legal representatives and permitted assigns of the parties.

                                      XX.
                                   ASSIGNMENT

         Neither party may assign this Agreement to anyone without the prior written consent of the other. In the event of such assignment, the assigning party shall remain liable to any other party as a guarantor of the performance by the assignee of the obligations under the terms of this Agreement.

                                      XXI.
                                     NOTICES

         Notices, reports and other communications required or permitted by this Agreement to be given or sent by one party to the other shall be delivered by hand, mailed, telexed or telecopied by one party to the other at the other's address indicated below or such substitute address as it may have indicated in other writings.

         South Texas Drilling &
             Exploration, Inc.
         c/o William Stacy Locke
         9310 Broadway, Bldg. I
         San Antonio, Texas 78217

         With Copy to:

         Matthews & Branscomb, P.C.
         c/o Daniel M. Elder
         106 S. St. Mary's Street
         San Antonio, Texas 78205
         fax: 210-226-0421

         Howell Drilling, Inc.
         c/o Mr. Robert S. Rosow
         300 Convent Street
         Suite 1420
         San Antonio, Texas 78205
         fax: 210-222-8506

         With a copy to:

         Cox & Smith, Incorporated
         112 E. Pecan, Suite 1800
         San Antonio, Texas 78205
         Attention: Dan G. Webster III
         Fax: 210-226-8395

                                     XXII.
                                  GOVERNING LAW

         This Agreement shall be construed and in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in two (2) equal counterparts, by their duly authorized representatives as of the date first above written.

                                                 LESSEE:

                                                 HOWELL DRILLING, INC.

                                                 BY:
                                                     --------------------------

                                                 ITS:
                                                      -------------------------


                                                 LESSOR:


                                                 SOUTH TEXAS DRILLING &
                                                 EXPLORATION, INC.


                                                 BY:
                                                     --------------------------
                                                      WILLIAM STACY LOCKE,
                                                      PRESIDENT

                                   EXHIBIT "C"

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made effective the __ day of September, 1999 (the "Effective Date"), by and between South Texas Drilling & Exploration, Inc. (the "Company") and Ernie Burns ("Burns").

                                   ARTICLE 1

                                 EMPLOYMENT TERM

         Company employs Burns, and Burns accepts employment with and agrees to serve Company, upon the terms and conditions hereinafter set forth, for the two
(2) year period beginning with the Effective Date (the "Employment Term"), subject to earlier termination as set forth herein. Burns acknowledges that nothing contained in this Agreement, including the stock options described below, gives Burns the right to continued employment beyond the Employment Term.

                                   ARTICLE 2

                                 DUTIES OF BURNS

         2.1 Assignment. Burns will serve Company as its Vice
President-Drilling. Burns shall at all times be subject to the authority and direction of the President and Chairman of the Board of Company.

         2.2 Best Efforts. As long as Burns is employed by Company, Burns shall use his reasonable best efforts, skills and abilities and shall devote his full business and professional time to the performance of his duties hereunder. Burns shall not perform services of any kind as an employee, agent, owner, partner, consultant or otherwise to or for any other person, firm, partnership, joint venture or corporation, except as set forth in Section 2.3 below.

         2.3 Excepted Activities. Notwithstanding any provision contained herein to the contrary, it is agreed that Burns may devote a reasonable portion of his business and professional time and his efforts to the management and supervision of the drilling rigs purchased by the Company from Howell Drilling, a Texas corporation ("Howell") pursuant to that certain Asset Purchase Agreement dated September 22, 1999 (the "Asset Purchase Agreement") between the Company and Howell in connection with the performance by Howell of the Drilling Contracts (as defined in the Asset Purchase Agreement) which have been commenced by Howell as of the date of this Agreement and have not been assumed by the Company, until the completion of such Drilling Contracts. Further, it is agreed that time devoted by Burns to the operation of his family-owned ranching business shall be considered personal time, and such activities by Burns shall not violate the terms of this Agreement.

                                   ARTICLE 3

                                  COMPENSATION

         3.1 Salary. During each year of the Employment Term, Company shall pay Burns a biweekly salary before taxes and other applicable withholdings of Two Thousand Eight Hundred Eighty Four and 61/100 Dollars ($2,884.61).

         3.2 Vehicle. Company shall also provide (i) a vehicle (including fuel, insurance, repair and maintenance) or (ii) Six Hundred Fifty and No/100 Dollars ($650.00) per month as an automobile allowance, whichever Burns may desire.

         3.3 Business Expenses. The Company shall reimburse all reasonable travel and entertainment expenses incurred by Burns in connection with the performance of this duties pursuant to this Agreement. Burns shall provide the Company with a written accounting of his expenses on a form which satisfies federal income tax reporting or record keeping requirements.

         3.4 Employee Benefits. During the term of this Agreement, Burns shall be entitled to receive and/or participate in such benefits, including vacation, sick leave, health insurance, life insurance, disability insurance and retirement benefits as are made available to other executives of this Company; provided, however, Burns shall receive at least 15 days paid vacation per year. Disability insurance is available at Burns' expense.

         3.5 Discretionary Incentive Bonus. Burns may from time to time be awarded a discretionary incentive bonus, as determined by the Board of Directors of the Company, during the term of his employment under this Agreement.

                                   ARTICLE 4

                                  STOCK OPTION

         The Company agrees to grant Burns, contemporaneously with the execution and delivery of this Agreement, an option to purchase twenty-five thousand (25,000) shares of the Common Stock of the Company under the terms of the Company's Incentive Stock Option Plan (the "Option") and pursuant to an Incentive Stock Option Agreement (the "Option Agreement") in the form attached as Exhibit A. The Option shall be priced at the fair market value of the Company's stock at the date of grant. 12,500 shares of the Option shall be vested and exercisable upon the date of grant, and 12,500 shares of the Option shall become vested and exercisable on the one-year anniversary of the grant of the Option. The Option will be exercisable for the ten (10) year period following the grant, subject to earlier termination as provided in the Option Agreement.

                                   ARTICLE 5

                       TERMINATION, RESIGNATION, SEVERANCE

         5.1 Termination. Upon termination of this Agreement for any reason, the Company shall pay to Burns any and all salary and accrued benefits due through the date of termination. This Agreement may be terminated as follows:

         (a) Death. In the event of Burns' death, this Agreement shall terminate immediately, without notice, on the date of Burns' death; provided however, that, in addition to the payment of any and all salary and accrued benefits due Burns through the date of termination, the Company shall also pay to Burn's estate the salary that Burns would have earned for a period of sixty (60) days following the death in the time and manner in which Burns would have been paid such compensation. In addition, Burns' designated beneficiaries shall be entitled to receive any life insurance benefits provided to Burns in accordance with the applicable plan documents and/or insurance policies governing such benefits.

         (b) Disability. In the event Burns becomes physically or mentally disabled so that he is unable to perform the essential functions of his position, with reasonable accommodation, for a period of ninety (90) consecutive days, this Agreement shall terminate immediately, without notice; provided that, during such 90 day period the Company shall only be obligated to pay Bum's salary with respect to the first thirty days of such 90 day period and for any unused paid vacation and paid sick days which are taken during such 90 day period.

         (c) For Cause.

                  (i) This Agreement may be terminated by the Company providing thirty (30) days prior written notice to Burns that the Company is terminating the Agreement for Cause (as hereinafter defined) at any time during his employment. In the event that Cause exists for terminating this Agreement, the Company may elect to provide Burns with thirty (30) days pay in lieu of notice, in addition to any other amounts due under this Agreement.

                  (ii) For purposes of this Agreement, "Cause" shall be defined as follows: (i) conviction of any act or omission constituting fraud under the law of the State of Texas; (ii) conviction of, or a plea of nolo contendere to, a felony; (iii) embezzlement or theft of Company property or funds; (iv) the willful engaging by Burns in conduct which is demonstrably and materially injurious to the Company; or (v) willful failure to carry out the duties prescribed by the Company from time to time. For purposes of clauses (iv) and
(v) of this Section 5.1(c), no act, or failure to act, on Burns' part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                  (iii) In the event the Company believes Cause exists for terminating this Agreement pursuant to this Section 5.1(c), the Company shall be required to first give Burns written notice of the acts or omissions constituting Cause, and no notice of termination for Cause shall be communicated by the Company unless and until Burns fails to cure such acts or omissions (but only to the extent such acts or omissions can be cured) within ten (10) days after receipt of the notice stating the acts or omissions constituting Cause.

                  (iv) In the event the Company communicates a notice stating Burns' acts or omissions constituting Cause pursuant to this Section 5.1(c), Burns shall have the right to a hearing before the Board of Directors, within fifteen (15) days after the date the notice stating Burns' acts or omissions constituting Cause is received, to contest the alleged Cause stated in the notice.

         (d) Without Cause.

                  (i) This Agreement shall terminate by the Company providing thirty (30) days written notice to Burns that the Company is terminating the Agreement without Cause, at any time during his employment; provided, however, that the Company shall be required to pay severance in accordance with the severance provisions in Section 5.2.

                  (ii) Any termination of this Agreement by the Company which is not for Cause, or which does not result from the death of Burns, or the disability of Burns, shall be deemed to be a termination without Cause. Further, in the event that the Company communicates a notice of termination for Cause, and a third party finder of fact determine that no Cause exists or existed for the notice of termination for Cause to be communicated by the Company to Burns, then such notice shall be deemed to have been a communication of a notice of termination without Cause, as appropriate, for all purposes under this Agreement.

         (e) Resignation. Burns shall be entitled to terminate this Agreement by providing the Company with a written notice of resignation at least sixty (60) days prior to his intended resignation date, subject to the following provisions:

                  (i) With Good Reason. Burns shall have the right to resign with Good Reason (as hereinafter defined). For purposes of this Agreement, "Good Reason" shall be defined as follows, (i) the Company's failure in any material respect to perform any provision of this Agreement; (ii) any material changes in the duties and responsibilities of Burns under this Agreement which impacts detrimentally upon Burns' position within the Company without the written consent of Burns, which consent shall not be unreasonably withheld; (iii) the Company's directing Burns to primarily work at a location other than San Antonio, Texas, but acknowledging that from time to time Burns will be required to spend time at locations other than San Antonio, Texas; and (iv) after a Change of Control (as defined in Annex I), any material change in the duties and responsibilities of Burns, which impacts detrimentally upon Burns' position within the Company without the written consent of Burns, which consent shall not be unreasonably withheld.

                  (ii) Without Good Reason. Any resignation by Burns for any reason other than for Good Reason (as defined above) shall be deemed to be a resignation without Good Reason.

         5.2 Severance. Upon termination by the Company without Cause, or upon a termination by Burns for Good Reason, the Company shall pay to Burns, as severance pay ("Severance Pay"), the lesser of (i) $75,000, or (ii) the total remaining salary due Burns for the entire remaining Employment Term. The Severance Pay shall be paid to Burns in equal payments over the shorter of (i) the remaining Employment Term, or (ii) the following 12 month period. The Severance Pay specified in this Section 5.2 shall be in addition to the payment of any and all unpaid salary and accrued benefits due Burns through the date of termination.

                                   ARTICLE 6

                   NON-SOLICITATION; NON-COMPETITION AGREEMENT

         Subject to the provisions of Section 2.3 hereof, during the Employment Term, whether or not employed by the Company, so long as there is no material breach by the Company of this Agreement:

                  (i) Burns shall not entice or encourage any Company employee or independent contractor to terminate his or her employment or any other contractual relationship with Company; Burns shall not provide any assistance to any third party with respect to the employment of any Company employee or independent contractor; and Burns shall not directly (or indirectly through any business entity in which he or any member of his family has any ownership interest) hire or otherwise employ or contract with any Company employee or independent contractor.

                  (ii) Perform services of any kind, as an employee, independent contractor or otherwise, to or for any person, firm or corporation engaged in the contract drilling business in any county in the state of Texas in which either the Company or Howell Drilling, Inc. has conducted drilling operations after January 1, 1996.

                  (iii) Engage or in any manner, be interested in, either directly or indirectly, for himself or for others, as an owner, partner, member, shareholder, officer, director, consultant or otherwise, in any business or entity engaged in the contract drilling business in any county in the state of Texas in which either the Company or Howell Drilling, Inc. has conducted drilling operations after January 1, 1996.

                                   ARTICLE 7

                               GENERAL PROVISIONS

         7.1 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

         7.2 Modifications of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

         7.3 Notices. Any notice or request required or permitted under this Agreement shall be in writing and given or made personally or by registered or certified mail, return receipt requested, postage prepaid, addressed to Company at its then principal place of business, or to Burns at his address as shown on Company's books and records.

         7.4 Severability of Clauses. If any portion of this Agreement shall be held indefinite, invalid or otherwise legally ineffective, all other portions of this Agreement remain effective and binding and fully enforceable.

         7.5 Headings. The headings of subdivisions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.6 Assignment. Burns acknowledges that the services to be rendered by him under this Agreement are unique and personal. Accordingly, Burns may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

         7.7 Applicable Law. This Agreement is made and to be performed in the State of Texas and shall be construed and enforced in accordance with the laws of the State of Texas.

         7.8 Indemnification. The Company agrees, to the fullest extent permitted by and in accordance with the Texas Business Corporation Act, as amended from time to time, (i) to indemnify Burns against all judgments, fines, settlements and expenses (including court costs and attorneys' fees) actually incurred by Burns in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, employee benefit plan, other enterprise or entity, and (ii) to advance to Burns expenses (including court costs and attorneys' fees) incurred by him in connection with any such action, suit or proceeding. The provisions of this Section 7.8 shall survive the termination of this Agreement and shall be in addition to any other provisions of the Company's Articles of Incorporation, Bylaws or indemnification agreements providing for indemnification of Burns.

         IN WITNESS WHEREOF, this Agreement is executed on September __, 1999, effective as of the Effective Date.

                                                  SOUTH TEXAS DRILLING &
                                                  EXPLORATION, INC.


                                                  By:
                                                      --------------------------
                                                      Wm. Stacy Locke, President


                                                      --------------------------
                                                      E.E. Burns

                                     Annex I
                         DEFINITION OF CHANGE OF CONTROL

A Change of Control shall mean:

         (1) a change in the ownership of the capital stock of the Company where a corporation, person or group acting in concert ("Person") as described in
Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes 50% or more of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors. If a Person were the beneficial owner of 50% or more of the combined voting power of the Company's then outstanding securities as of the Effective Date and such Person thereafter accumulates more than 5% of additional voting power, a Change of Control of the Company shall be deemed to have occurred, notwithstanding anything in this Exhibit to the contrary; or

         (2) the persons who were members of the Board of Directors immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors of the Company; or

         (3) a dissolution of the Company, or the adoption by the Company of a plan of liquidation, or the adoption by the Company of a merger, consolidation or reorganization involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company (for purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires, or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired, gross assets of the Company that have an aggregate fair market value equal to 50% or more of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions); or

         (4) a tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule l3d-3 promulgated under the Exchange Act) either 50% or more of the Company's outstanding shares of Common Stock or shares of capital stock having 50% or more of the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own 50% or more of the voting power; or

         (5) a change in control is reported or is required to be reported by the Company in response to either Item 6(e) of Schedule 14A of Regulations 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act; or

         (6) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board of Directors of the Company, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

         A Change of Control shall include any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of Section 4(a)(l)-(6). However, a Change of Control shall not be deemed to occur if a Person becomes the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the Company's then outstanding securities solely by reason of the Company's redemption or repurchase of securities; but further acquisitions by such Person that cause such Person to be the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the Company's then outstanding securities shall be deemed a Change of Control.

                                    EXHIBIT A

                        INCENTIVE STOCK OPTION AGREEMENT

         THIS OPTION AGREEMENT is made as of the ___ day of _________, 1999, ("Date of Grant") by and between South Texas Drilling & Exploration, Inc., with its principal place of business at 9310 Broadway, Building 1, San Antonio, Bexar County, Texas (hereinafter called the "Company"), and Ernie Burns (hereinafter called the "Employee"), an employee of Company.

         WHEREAS, the Company desires to afford the Employee an opportunity to purchase shares of the $.10 par value voting common stock of the Company (hereinafter called the "stock"), pursuant to and in accordance with the terms and provisions of the Company's 1995 Stock Plan (hereinafter referred to as the "Plan") and as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and Employee's employment by the Company, the parties hereto agree as follows:

         1. The Plan. This Option Agreement is made pursuant to and in accordance with the terms and provisions of the Plan as adopted by the Board of Directors of the Company on April 21, 1995, and approved by the shareholders of the Company in August 25, 1995. Anything in this Option Agreement to the contrary notwithstanding, the terms and provisions of the Plan, all of which are incorporated herein by reference, shall be controlling in the event of any inconsistency herewith, subject to the provisions of paragraph 11. By signing this Agreement, the Employee acknowledges that he has received a copy of the Plan.

         2. Grant of Option. The Company hereby irrevocably grants to the Employee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of 25,000 shares of the stock (subject to adjustment as provided in the Plan) on the terms and conditions hereinafter set forth. The Date of the Grant of the Option is September ___, 1999.

         3. Purchase Price. The purchase price of the shares of the stock covered by the Option shall be per share (subject to adjustment as provided in the Plan), which the Company believes is the fair market value of the stock as of the Date of the Grant.

         4. Time Option is Exercisable. Until this Option is terminated, the Employee shall have the right to purchase all or a portion of the stock subject to this Option at such times, and from time to time, as he might desire, subject to the terms and provisions hereinafter set forth. There is no obligation on the Employee to purchase any of the stock subject to the Option. The Option shall he exercised as follows:

                  (a) 12,500 of the shares under Option shall become exercisable on the date hereof.

                  (b) An additional 12,500 of the shares under Option shall become exercisable one (1) year after Date of Grant.

         5. Exercise of Option. The Employee may exercise this option by giving written notice to the Company specifying the number of full shares to be purchased and accompanied by payment of the full price thereof. No exercise of the option shall be complete and no stock shall be delivered to the Employee prior to the time that the full purchase price for such stock has been paid. The purchase price shall be paid in cash. During the lifetime of the Employee, the option may not be exercised by any person (including the spouse of the Employee) other than by the Employee. Upon the death of the Employee, the Option may be exercised by the personal representative, legatees or heirs of the Employee until the earlier to occur of
(a) the termination of the Option or the Plan by their terms or (b) the date one
(1) year after the date of death of the Employee.

         6. Nontransferability of Option. This Option is not transferable except by Will or by the laws of descent and distribution. This Option may not be assigned, transferred, pledged or hypothecated in any manner and shall not be subject to any form of execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions of this Agreement and the Plan, or the levy of any execution, attachment or similar process upon the option, shall be null and void and of no effect.

         7. Stockholder Rights. The Employee shall not have any of the rights of a stockholder merely because of his ownership of the Option granted by this Agreement.

         8. Employment. The grant of this Option shall not impose upon the Company any obligation whatsoever to retain the Employee in its employ for any period. This Option is personal to the Employee and may be exercised by him as provided in the Plan only if he is continuously employed by the Company from the date of the granting of this Option to the date of its exercise, except as otherwise provided herein and in the Plan. Should such employment be terminated by the Company (for any reason whatsoever or for no reason) or by the voluntary action of the Employee for any reason (other than by reason of the death of the Employee), this Option, to the extent that it has not been exercised, shall terminate three (3) months after the date of termination of employment (the "Termination Date") and shall not be exercised after the Termination Date.

         9. Requirements of Law. If any law or regulation of the Securities and Exchange Commission or any other federal or state commission or agency having Jurisdiction requires the Company or the employee to take any action with respect to the stock acquired by the exercise of this Option, then the date upon which the Company shall deliver the stock shall be postponed until full compliance has been made with all such legal or regulatory requirements. Further, at or before the time of the delivery of the stock, the Employee shall, if requested by the Company, deliver to the Company his written statement that he intends to hold the stock so acquired by him on exercise of this option for investment and not with a view to resale or other distribution thereof to the public. Further, in the event the Company shall determine that, in compliance with the Securities Act of 1933, as amended, or any other applicable federal or state statute or regulation, it is necessary to register any of the shares of stock with respect to which an exercise of this Option has been made, or to qualify any such shares for exemption from any of such requirements, the Company shall take such action at its own expense, but not until such action has been completed shall the Option shares be delivered to the Employee.

         10. Tax Benefits. Under the terms of Sections 421 and 422A of the Code, the Employee is entitled to certain federal income tax advantages upon exercise of this incentive stock option. The tax benefits are available, however, only if the Employee does not dispose of stock acquired pursuant to this Agreement within two (2) years from the date the option was granted nor within one (1) year after the transfer of the shares to the Employee upon exercise of the Option.

         11. This Option is the option to purchase 25,000 shares of Common Stock referred to in that certain "Employment Agreement" effective September __, 1999, between the Company and Employee and is subject to the terms of such agreement which are not intended to be altered nor suspended by any terms hereof or of the Plan.

         IN WITNESS WHEREOF, the Company has caused this Incentive Stock Option Agreement to be executed by an authorized officer, and the Employee has hereunto set his hand, all as of the day and year first above written.

                                                SOUTH TEXAS DRILLING &
                                                EXPLORATION, INC.



                                                By:
                                                    ----------------------------

                                                EMPLOYEE


                                                --------------------------------
                                                Ernie Burns

                          SELLER'S DISCLOSURE SCHEDULE

         This Seller's Disclosure Schedule 1s delivered in connection with that certain Asset Purchase Agreement dated September 22, 1999 (the "Agreement"), between Howell Drilling, Inc., a Texas corporation (the "Seller"), and South Texas Drilling & Exploration, Inc., a Texas corporation (the "Purchaser").

         Unless otherwise noted, Section references herein shall be deemed to be references to the designated Section of this Seller's Disclosure Schedule. Where cross-references are made herein to other sections of this Seller's Disclosure Schedule, such cross-referenced items shall be deemed incorporated by reference into the Section within which such cross reference is made as if set out in full therein.

                                  SCHEDULE 1(a)

Drilling Equipment:

         Land drilling rig and associated equipment set forth on the Rig No. 1 Inventory attached hereto, with the exception of Crew House which is not included.

         Land drilling rig and associated equipment set forth on the Rig No. 2 Inventory attached hereto including the Brandt "Cobra" Separator, Serial #9700-0002, which is referred to on the attached Inventory as a "Brandt Cobra ATL Shaker," with the exception of the Pusher House and Crew House which are not included.

Inventory:

         None.

Yard Equipment

         4-Station Remote Closing Unit (good shape) -- Rig No. 2

         6' W x 20' L Tool Pushers' Trailer, 2-axle (floor is out)

         8' W x 27' L Parts House (usable)

         8' W x 6' H x 30' L Mud Tank (bottom is okay)

         9 sets (18) Triangular Pipe Racks

         Drill Pipe:

         7,600 feet (253 joints) 4-1/2" double yellow drill pipe (double yellow marked per HDI -- Border line pipe, just below premium)

         1,200 feet (40 joints) 4-1/2" white drill pipe

         186 feet (6 joints) Hevi-Wate Drill Pipe (This is not Hevi-Wate (4-3/4" Drill Collars) 3-1/2")

         2,430 feet (81 joints) 4-1/2" yellow drill pipe

         16 cut off pieces -- 9-5/8", 10-3/4", and 13-3/8" CSG

         3 Old Joints -- 10-3/4" CSG

         Drill Collars:

         12 Spiral Drill Collars -- 6" and Basket with miscellaneous subs for DC

         6 Spiral Drill Collars -- 4-3/4"

         21 Short Collars

         3 Pony Collars

         10 Line 200 T Block w/Joy Hydro Hook (Hook is at Flowers Machine Shop, Alice-latch is being replaced on hook)

         3,500 gallon diesel tank

         500 gallon butane tank

         2 1,000-gallon gas tanks and 1 500-gallon square diesel tank

         Drilling Line Spooling Tool without Electric Motor

         3 drill pipe boxes

         40 KW Generator with 318 Cat Motor (needs new motor)

         Junk box with miscellaneous subs. stabilizers, etc.

Automobiles:

         1974 International 170 4 x 4 Truck No. 35421, purchased August 1, 1974

         1977 International 170 4 x 4 Truck No. 21923, purchased April 1, 1977

         1982 Chevy One-Ton Flat Bed Truck, purchased December 1, 1982

         1999 Ford F-150 Supercab XLT Truck, purchased September 22, 1999

         1991 Ford Truck, purchased October 8, 1990

         1997 Ford F-150 Pickup Truck, purchased October 6, 1997

         1997 Ford F-150 Pickup Truck, purchased October 6, 1997

         1997 Ford F-150 Pickup Truck, purchased October 6, 1997

         1999 Ford F-250 Pickup Truck, purchased June 25, 1999

                                  SCHEDULE 1(b)

Office Equipment -- located at Offices of Seller:

         Secretary chair and desk with hutch located in conference room

         Seven file cabinets with associated drilling files, bid files and invoice files located in file room

         All office equipment located in Mr. Wilmeth's office

         All office equipment located in Drilling Superintendent's office

         Open table with slide drawers located in Ms. Sherbert's office

         Desk with five drawers located in Ms. Sherbert's office

         Three-shelf bookcase located in Ms. Sherbert's office

         Four-drawer file cabinet located in Ms. Sherbert's office

         Secretary chair located in Ms. Sherbert's office

         Two-drawer file located in Ms. Sherbert's office

         IBM DCXT Computer located in Ms. Sherbert's office

         Panasonic YX-D1624 Printer located in Ms. Sherbert's office

         Cannon AP 850 Typewriter/Processor with screen located in Ms. Sherbert's office

         All office equipment located in Mr. Burns' office

         Two-drawer wood file cabinet located in Ms. Sylvia's office

         Cannon AP 850 Typewriter located in Ms. Sylvia's office

         Packard Bell Personal Computer located Ms. Sylvia's office

         Bubblejet printer located in Ms. Sylvia's office

         Casio D.L. 250L calculator located in Ms. Sylvia's office

         Black vinyl secretary chair located in Ms. Sylvia's office

         Two-shelf printer stand located in Ms. Sylvia's office

         All office equipment, if any, owned and used by Seller located at Hallettsville Yard

                                  SCHEDULE 1(c)

Drilling Contracts:

         Rig 1 International Association of Drilling Contractors ("IADC") Daywork Drilling Contract dated July 20, 1999, between Ken Petroleum Corporation, as Operator, and Howell Drilling, Inc., as Contractor. (work is or will be commenced prior to closing so contract will not be assigned to Purchaser)

         Rig 1 IADC Model Turnkey Contract dated August 12, 1999, between Richman Petroleum Corporation, as Operator, and Howell Drilling, Inc., as Contractor.

         Rig 2 IADC Footage Drilling Contract dated August 17, 1999, between Camoil, Inc., as Operator, and Howell Drilling, Inc., as Contractor. (work is or will be commenced prior to closing so contract will not be assigned to Purchaser)

                                  SCHEDULE 1(d)

Ancillary Agreements:

         Drilling Recorder Rental Contract (Rig 1) -- no written contract, billed by invoice.

         Drilling Recorder Rental Contract (Rig 2) -- no written contract, billed by invoice.

         Straight Hole Tool Rental Contract (Rig 1) -- no written contract, billed by invoice.

         Straight Hole Tool Rental Contract (Rig 2) -- no written contract, billed by invoice.

         Tool Pusher Trailer Rental Contract (Rig 2) -- no written contract, billed by invoice.

         Crew House Rental Contract (Rig 1) -- no written contract, billed by invoice.

         Crew House Rental Contract (Rig 2) -- no written contract, billed by invoice.

                                  SCHEDULE 6(d)

Existing Liens:

         The following liens are in existence and will be released prior to or at the Closing:

         Real Estate Lien Note dated July 18, 1997, from Howell Drilling, Inc., as Maker, to International Bank of Commerce, as Payee, in the face amount of $650,000.00, due July 18, 2000. Payment of the promissory note is secured by certain oil and gas production in Lavaca County, Texas, and the Rig No. 2 Inventory. Rig No. 2 is subject to a Security Agreement dated July 18, 1997, between Howell Drilling, Inc., as Debtor, and International Bank of Commerce, as Secured Party, and a perfected lien evidenced by a UCC-1 Financing Statement filed with the Texas Secretary of State, File No. June 23 97153977. (IBOC PAYOFF LETTER AMOUNT TO BE DETERMINED).

                                  SCHEDULE 6(e)

Litigation:

         Preferred Bank's demand for $19,077.60 made under Preferred Bank's secured loan to Coastal Drilling Fluids, Inc. ("Coastal"), and Howell Drilling, Inc.'s ("Howell") November 3, 1998 confirmation letter to Preferred Bank. This demand relates to $19,077.60 due from Howell to Coastal, which was subsequently paid directly to Coastal. Preferred Bank claims that Howell acknowledged Preferred Bank's security interest in all of Coastal's accounts receivable, including an irrevocable interest in Coastal's account receivable in the amount of $19,077.60 that was due and owing by Howell. The status of this litigation is set forth in a demand letter dated July 12, 1999, from counsel for Preferred Bank to Howell Drilling, Inc., and a subsequent demand letter from counsel for Howell Drilling, Inc., to Coastal Drilling Fluids, Inc.

                                  SCHEDULE 6(g)

Contracts and Leases Requiring Consent to Assignment:

         Rig 1 International Association of Drilling Contractors ("IADC") Daywork Drilling Contract dated July 20, 1999, between Ken Petroleum Corporation, as Operator, and Howell Drilling, Inc., as Contractor, requiring prior written consent of assignment and prompt notice of such intent to assign. Assignor shall remain liable as Guarantor. (work is or will be commenced prior to closing so contract will not be assigned to Purchaser)

         Rig 1 IADC Model Turnkey Contract dated August 12, 1999, between Richman Petroleum Corporation, as Operator, and Howell Drilling, Inc., as Contractor, requiring prior written consent of assignment and prompt notice of such intent to assign.

         Rig 2 IADC Footage Drilling Contract dated August 17, 1999, between Camoil, Inc., as Operator, and Howell Drilling, Inc., as Contractor, requiring prior written consent of assignment and prompt notice of such intent to assign. Assignor shall remain liable as Guarantor. (work is or will be commenced prior to closing so contract will not be assigned to Purchaser)

                                  SCHEDULE 6(i)

Permits:

         Texas Permit to Move Super Heavy or Oversized Equipment or Loads Over State Highways Permit No. 99052501001P.

         Texas Permit to Move Super Heavy or Oversized Equipment or Loads Over State Highways Permit No. 99072001050P.

                                  SCHEDULE 6(m)

Insurance:

-------------------------------------------------------------------------------------------------------------
     TYPE OF               COMPANY         POLICY                                                 EXPIRATION
    COVERAGE                NAME           NUMBER         LIMITS       DEDUCTIBLE     PREMIUM        DATE
-------------------------------------------------------------------------------------------------------------
General Liability     First Specialty      EGL32616     1,000,000/        5,000       $39,600       8/6/2000
                                                        2,000,000
-------------------------------------------------------------------------------------------------------------
Umbrella              First Specialty      EUM32617     4,000,000        25,000       $16,500       8/6/2000
-------------------------------------------------------------------------------------------------------------
Control of Well       Lloyds of London    JGL800169     1,000,000/       25,000       $21,000      8/27/2000
                                                        5,000,000
-------------------------------------------------------------------------------------------------------------
Business Auto         United Fire         BA5252085     1,000,000        Varies       $ 9,117       7/1/2000
-------------------------------------------------------------------------------------------------------------
Fire                  Under Lloyds          HF31279        50,000         1,000       $   525        10/3/99
-------------------------------------------------------------------------------------------------------------
Equipment             Essex Ins. Co.      4CA1611R2     1,055,000         5,000       $10,891       7/6/2000
-------------------------------------------------------------------------------------------------------------


All policies are occurrence - no claims made
All policies with at least (A) rated carriers

OIL OPERATOR                                                       AREA CODE 210
DRILLING CONTRACTOR                                               PHONE 829-7847

                              HOWELL DRILLING, INC.
                                  Energy Plaza
                        8610 N. New Braunfels, Suite 711
                            SAN ANTONIO, TEXAS 78217

                                RIG #1 INVENTORY

DRAWWORKS:                 Cabot Model 900 - Rig complete with self-propelled
                           draw works unit and derrick.

RATING:                    11,000' +/- with 4 1/2" Drill Pipe.

MOTORS:                    2 - V12 - 71-65 UP Detroit Diesel--total of 900HP.

DERRICK: Double telescoping, hydraulic raise & extended, tilted type with hook-load capacity of 365,000# when strung with 10-line block. Set back capacity in doubles of 4 1/2" drill pipe of 10,500'.

SUBSTRUCTURE:              Cross-type single piece, telescoping type with a
                           floor height of 16'. Rotary capacity is 350,000# with a set back capacity of 200,0001#.

ROTARY:                    IDECO 23".

TRAVELING BLOCK            200 ton - 5 sheave continental EMSCO RA-36-5H-25
& HOOK:                    with IDECO hydra hook.

SWIVEL:                    400 ton IDECO

KELLY SPINNER:             Foster

PUMPS:                     1-EMSCO F-800 Triplex mud pump unitized with a
(3)                        caterpillar V-120-398-800HP turbo charged diesel.

                           1-EMSCO F-650 triplex mud pump unitized with a caterpillar V-379 650HP.

                           1-Harrisburg 8x6 Centrifugal mixing pump powered with a 471 GM diesel engine, skid mounted with mud hopper.

MUD TANK:                  1-60 x 7 1/2' x 6' mud tank with (3) Brandt mud
                           mixers - working volume 400 bbls, Max volume 450 bbls

SHALE-SHAKER:              Brandt ATL-1000 Linear Shaker

DESANDER:                  1-BRANDT desander & desilter.

DEGASER:                   Drilco

                             RIG #1 INVENTORY CON'T

KELLY:                     4 1/2" x 40' with Varco K-Bushings

BLOW OUT
PREVENTORS:                1 - 11" - 5000# double Ram LWS shaffer

                           1 - 11" - 5000# Hydril

CHOKE MANIFOLD:            1 - 5000# W.P. with 3" choke line and manifold
                           hook-up containing 1-HCR Valve, 2 manual valves in line and a manifold with 2 manual 2" valves on 2" manual adj. chokes and a 3" manual on straight through flow with no choke and with gas buster.

BOP CLOSING UNIT:          Valcon Hydraulic - Electric, 4 station w/separate
                           air controlled pressure regulator for annular Hydril control & manual regulator for Ram & HCR controls.
                           Skid mounted w/lines.

HYDRAULIC UNIT:            Powered by GM 371 Diesel, skidded w/BOP closing unit.

DRILL COLLARS:             21 - 6" - 6-1/4" OD (10 spiral-10 slick) 1 - 7-7/8".

DRILL PIPE:                11,000' +/- 4 1/2" - 16.60# Grade E.

AUTOMATIC DRILLER:         1 - Bear Automatic Driller.

ELECTRICAL SYSTEM:         1 - 250 KW generator powered by a cat. 3406 diesel
                           engine.

                           1 - 160 KW generator powered by a cat. 3306 diesel engine.

GENERATOR, AIR COM-        1 - 45' x 7.81 combination change-storage generator
PRESSOR, STORAGE-          - utility skid & house with 185 cu. ft. air
CHANGE HOUSE-SKID          compressor with 40HP electric motor & air hose.
MOUNTED:

WATER PUMP:                1 - Mission 4' x 2' Centrifugal water pump with 15HP
                           electric motor and 50' electric cable, mounted on Hopper Skid.

WIRELINE UNIT:             Mathey Wireline Straight Hole measuring unit
                           w/11,000' of .092 slick line wire. Skidded w/closing unit.

TOOL PUSHER TRAILER:       2 bedrooms, bathroom w/shower, office
SKID-MOUNTED:              & kitchen.

OIL OPERATOR                                                       AREA CODE 210
DRILLING CONTRACTOR                                               PHONE 829-7847

                              HOWELL DRILLING, INC.
                                  Energy Plaza
                        8610 N. New Braunfels, Suite 711
                            SAN ANTONIO, TEXAS 78217

                                RIG #2 INVENTORY



DRAWWORKS:                 IRI Cabot Model 750 - Rig complete with drawworks and
                           derrick mounted on a self propelled unit.

RATING:                    11,000' +/- with 4" Drill Pipe.

MOTORS:                    2 - Detroit 8V-92 Diesel Enqines - total of 740HP

DERRICK: Double telescoping, hydraulic raise & extended, 110' tilted type with hook-load capacity of 300,000#, set back capacity 9500' - 4" Drill Pipe.

SUBSTRUCTURE:              Cross-type single piece, telescoping type with a
                           floor height of 16'. Rotary capacity of 300,000# with a set back capacity of 200,000#.

ROTARY:                    IDECO 23" E.

TRAVELING BLOCK            McKISSICK 150 ton Block Hook combination
& HOOK:

SWIVEL:                    IDECO TL-200

KELLY SPINNER:             FOSTER

MUD PUMPS:                 2 - OILWELL A-560 PT 560HP Triplex. Powered by Cat.
                           379 diesel engines and charged with Harrisburg, 5' x 6' charging pumps. Pumps are individually skid mounted.

MUD TANK:                  1 - 10' w x 5'-6" H x 55' L, complete with 4-Brandt
                           10-HP Mud Agitators, Mud Hopper w/ 1 - 6" x 8"
                           Harrisburg centrifugal powered with a 75-HP Electric
                           Motor, and a 5 x 6 centrifugal powered by a 50-HP
                           Electric Motor for use with the Desander.

DESANDER:                  HARRISBURG 10 cone

SHALE-SHAKER:              BRANDT COBRA ATL SHAKER

DE-GASSER:                 DRILCO

BLOW OUT                  1 - SHAFFER A 11" Hyd w/4" pipe rams & blanks 3000#
PREVENTORS:               1 - HYDRIL GK 10-900 10" 3000# Annular
                          1 - CAMERON 3" HCR valve 5000# Choke Line Outlet Valve
                          1 - WKM Manual 3" valve 5000# Choke Line Outlet Valve
                          1 - WKM Manual 2" valve 5000# Kill Line Outlet Valve

PAGE 2
         RIG #2 INVENTORY CON'T

CHOKE MANIFOLD:            1 - 5000# with 5-way Cross, (1) Demco 4-1/16 5000#
                           gate valve & (4) 2-1/16. 5000# gate valves, adj choke, OTECO 4" 5000# and Demco 300# gate valves, GI type 6 6000# gauge and gas buster, 36" x 8' Gas
                           Buster Mounted on Tank.

BOP CLOSING UNIT:          JEBCO 5-Station unit with 8 10-gallon accumulator
                           bottles, NL KOOMEY 5-station remote closing unit mounted on utility skid.

DRILL COLLARS:             21 - 6-1/8" x 2-7/8" w/4-1/2" X-H connections.
                           1 - 6-1/2" x 2-7/8" Bottom Hole Collar 4-1/2" XH-TOP
                           6-5/8" API Reg Bottom

DRILL PIPE:                11,000' +/- 4" Prem. w/4" FH connections.

AUTO DRILLER:              1 - Satellite "A"

WATER PUMPS:               2 - 2 x 3 Mission centrifugal, powered by 2 15-HP
                           Electric motors mounted on end of Change House.

TONGS:                     WOOLEY type "B"

SLIPS:                     WOOLEY - 4" DP, & 6-1/4" DC slips.

                           ----RENTED----

                           ----RENTED----

GENERATORS:                1 - DELCO 300 KW powered by Cat 3408 Diesel
                           1 - 115 KW-Lima powered by 250 Cummings, both mounted in generator house.

AIR COMPRESSOR:            1 - QUINCY 4 stage- 185 cfm Air Compressor
                           powered by 25-HP Electric Motor, mounted in generator house.

CHANGE HOUSE:              8' W x 6' H x 27' L w/ 20 lockers & storage bins.

UTILITY SKID:              40' x 8' Skid w 8' x 7' x 8' parts house.
                           Hydraulic Unit powered by 3-71 GM Diesel.
                           MATHEY wireline survey machine.
                           BOP closing unit.
                           .1 - 7'W x 7'L x 4'H Junk Box for drill floor handling tools and Subs.

GENERATOR HOUSE:           8' x 8' x 40' w/both generators, air compressor,
                           breaker boxes, wiring & transformer for 440 V
                           Operations.

FUEL TANK &
    LUBESTER:              5000 gallon fuel tank w/a 3-compartment lubester on a
                           8' x 40' Skid.

JUNK BOX:                  8' w x 4' h x 40' l for storage and transport of rig
                           equipment.